Exhibit 10.3

AEROFLEX INCORPORATED

35 South Service Road

Plainview, New York 11803

March 2, 2007

Re: Employment Agreement

Dear Mr. Borow:

This Letter Agreement is entered into, effective as of the date hereof, between you and Aeroflex Incorporated ("Aeroflex"). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the employment agreement entered into between you and Aeroflex as of April 15, 1999, as amended (the "Employment Agreement").

For purposes of computing your annual bonus (the "2007 Bonus") payable pursuant to Section 4(a) of your Employment Agreement for Aeroflex's fiscal year ended June 30, 2007 (the "2007 Fiscal Year"), the Company agrees that, to the extent the Company's consolidated pre-tax earnings for the fiscal year ended June 30, 2007 are reduced by the direct out-of-pocket fees and expenses actually accrued or paid by the Company to the Company's financial advisors identified in Section 3.24 of the Agreement and Plan of Merger by and among AF Holdings, Inc., AF Merger Sub, Inc., and the Company (the "Merger Agreement"), or the payment or accrual of the fees and expenses of the Company's outside legal advisors or other out-of-pocket fees and expenses actually accrued or paid by the Company in connection with the transactions contemplated by the Merger Agreement, such fees and expenses shall not be considered and shall not reduce the Company's consolidated pre-tax earnings in computing your 2007 Bonus.

Please indicate your agreement and acceptance of the terms of this Letter Agreement by executing both copies in the space indicated and returning one copy to Aeroflex.

AEROFLEX INCORPORATED

/s/ John Adamovich, Jr.
Name:	John Adamovich, Jr.
Title:	Senior Vice President and Chief Financial Officer

ACCEPTED AND AGREED TO:

/s/ Leonard Borow
Leonard Borow